Exhibit 23.3

330 Fifth Ave. New York, New York 10001 212.686.2224 212.481.3274 (fax) cpa@rem-co.com	90 Merrick Avenue East Meadow, New York 11554 516.228.9000 516.228.9122 (fax)	1375 Broadway New York, New York 10018 212.944.4433 212.944.5404 (fax)
CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF RAICH ENDE MALTER & CO. LLP
(INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS)

We consent to the use in the Registration Statement of Florham Consulting Corp. on Form S-1 under the Securities Act of 1933 of our report dated December 31, 2009 on the consolidated financial statements of Educational Investors, Inc. and subsidiary as of September 30, 2009 and for the period from July 20, 2009 (Inception) through September 30, 2009, and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Raich Ende Malter & Co. LLP
Raich Ende Malter & Co. LLP

New York, New York
February 11, 2010